Exhibit 99.1

Pacific Coast Oil Trust

Pacific Coast Oil Trust Announces There Will Be No February Cash Distribution

Pacific Coast Oil Trust

The Bank of New York Mellon Trust Company, N.A., Trustee

News Release

For Immediate Release

Austin, Texas January 25, 2016 — PACIFIC COAST OIL TRUST (NYSE—ROYT) (the “Trust”) a perpetual royalty trust formed by Pacific Coast Energy Company LP (“PCEC”), announced today that there will be no cash distribution to the holders of its units of beneficial interest of record on February 5, 2016, as Trust administrative expenses and the PCEC operating and services fee exceeded the net profits for the Developed Properties and the 7.5% overriding royalty on the Remaining Properties from Orcutt Field and Orcutt Diatomite.  The Trust’s distribution calculation relates to PCEC operations during December 2015.

The net profits for the Developed Properties were $23,000 compared to $0.3 million in the prior month, principally due to lower revenues of $0.3 million due to lower average realized prices, which was partially offset by one more day of production.  The current month’s lease operating expenses for the Developed Properties, including property taxes, were $0.1 million lower than the prior month at $2.6 million, and this was offset by capital expenditures that were $0.1 million higher than the prior month.

Average realized prices for the Developed and Remaining Properties were $28.52 per Boe, as compared to $33.60 per Boe in November.

The current month’s calculations included $33,000 for the 7.5% overriding royalty on the Remaining Properties from 38 Orcutt Diatomite wells and 11 Orcutt Field wells.  The cumulative deficit of the net profits interest on the Remaining Properties, including the 7.5% overriding royalty payments, increased by $0.1 million in the current month and now stands at approximately $1.8 million.

Trust administrative expenses and the monthly operating and services fee payable to PCEC totaled approximately $0.3 million and exceeded the distribution received from PCEC from the net profits for the Developed Properties and the 7.5% overriding royalty on the Remaining Properties from Orcutt Field and Orcutt Diatomite.

PCEC has provided the Trust with a $1 million letter of credit to be used by the Trust if its cash on hand (including available cash reserves) is not sufficient to pay ordinary course administrative expenses as they become due.  Alternatively, PCEC may loan funds to the Trust necessary to pay such expenses.  Any funds provided under the letter of credit or loaned by PCEC may only be used for the payment of current accounts or other obligations to trade creditors in connection with obtaining goods or services or for the payment of other accrued current liabilities arising in the ordinary course of the Trust’s business.  The Trust will be borrowing funds from PCEC or drawing on the letter of credit to pay its administrative expenses; and consequently, no further distributions will be made to Trust unitholders until the indebtedness created by such amounts drawn or borrowed, including interest thereon, has been paid in full.

Sales Volumes and Prices

The following table displays PCEC’s underlying sales volumes and average prices for the month of December 2015:

	Underlying Properties
	Sales Volumes	Average Price
	(Boe)	(per Boe)

Developed Properties (a)	91,243	$29.23
Remaining Properties (b)	23,132	$25.74

(a) Crude oil s ales repres ented 97% of s ales volumes.

(b) Crude oil s ales repres ented 100% of s ales volumes.

Status of the Trust

As oil and natural gas prices continue to decline and as we are unable to predict future commodity prices with any greater precision than the futures market, it appears likely that distributions to the Trust will continue to be significantly impacted.  The Trust Agreement provides that the Trust will terminate in the event that the net annual cash available for distribution to the Trust is less than $2 million for each of any two consecutive years.

Overview of Trust Structure

Pacific Coast Oil Trust is a perpetual Delaware statutory trust formed by PCEC to own interests in certain oil and gas properties in the Santa Maria Basin and the Los Angeles Basin in California (the “Underlying Properties”). The Underlying Properties and the Trust’s net profits and royalty interests are described in the Trust’s filings with the Securities and Exchange Commission (the “SEC”). As described in the Trust’s filings with the SEC, the amount of any periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, development expenses, and the amount and timing of the Trust’s administrative expenses, among other factors. Future distributions are expected to be made on a monthly basis. For additional information on the Trust, please visit www.pacificcoastoiltrust.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from PCEC with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither PCEC nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Pacific Coast Oil Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 13, 2015, and if applicable, the Trust’s Quarterly Reports on Form 10-Q. The Trust’s Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q reports are available over the Internet at the SEC’s website at http://www.sec.gov.

Contact:

Pacific Coast Oil Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell

1(512) 236-6555

919 Congress Avenue Austin, TX 78701